Exhibit 10.1

Execution Version

HRZN CRFH LLC

LIMITED LIABILITY COMPANY AGREEMENT

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN. NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Schedules & Annexes

Schedule A – Initial Capitalization

Schedule B – Initial Member Designees

Schedule C – Board Approval Matters

Schedule D – Investment Committee Matters

Annex A – Form of Subscription Agreement

HRZN CRFH LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement, dated as of March 18, 2026 (as amended from time to time, this “Agreement”), of HRZN CRFH LLC, a Delaware limited liability company (the “Company”), is entered into by and among Horizon Technology Finance Corporation, a Delaware corporation (the “HRZN Member”), and CR Financial Holdings, Inc., a Delaware corporation (the “CRFH Member”) (each, a “Member,” and collectively, the “Members”).

WHEREAS, the Company was formed as a limited liability company pursuant to the Act by filing the Certificate of Formation with the Secretary of State of the State of Delaware on March 17, 2026;

WHEREAS, in connection with the foregoing, the Members agree that this Agreement shall govern the rights of the Members and other matters as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“1940 Act” has the meaning set forth in Section 7.1(f)(ii).

“Act” means the Limited Liability Company Act of the State of Delaware, as from time to time in effect.

“Additional Profits” has the meaning set forth in Section 5.1(c)(iv).

“Administrative Expenses” means all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Company in connection with the administrative, operational and reporting activities of the Company, including expenses relating to accounting, bookkeeping, financial reporting, investor reporting, tax preparation, regulatory compliance, recordkeeping and other administrative services provided to the Company by HTFM or its Affiliates; provided that Administrative Expenses shall not include any Investment Identification Expenses or any overhead, compensation or other expenses of a Member except to the extent expressly permitted to be reimbursed under this Agreement.

“Advance Interest Rate” means the rate equal to the Term SOFR (or the applicable Benchmark Replacement if a Benchmark Replacement Date has occurred) plus ten percent (10%) per annum.

“Advanced Amount” has the meaning assigned to such term in Section 3.2.

“Affiliate” means, with respect to a Person, (a) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and (b) any Affiliated Fund; provided, however, that, except as required by applicable law, no Member shall be deemed an Affiliate of any other Member and no Member shall be deemed an Affiliate of the Company (or vice versa), in each case solely on account of ownership of interests in the Company or being party to this Agreement.

“Affiliated Fund” means, in respect of any Member, a fund, pooled investment vehicle, managed account (including separately managed accounts), other entity or client now or hereafter existing that is directly or indirectly controlled, managed, advised or sub-advised by the HRZN Member or the CRFH Member, as applicable.

“Agreement” has the meaning set forth in the recitals.

“Applicable Entity” means the Company and any other vehicle treated as a partnership for U.S. federal income tax purposes that is organized and controlled by the Company or its applicable Affiliates in accordance with this Agreement or any organizational documents governing an Applicable Entity and in which each of the HRZN Member and the CRFH Member holds a direct or indirect interest through one or more Applicable Entities.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for which a Benchmark Replacement Date has occurred, the sum of (a) the alternate benchmark rate that has been selected by the Board giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto (the “Relevant Governmental Body”) or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for SOFR or the then-current Benchmark Replacement for U.S. dollar-denominated floating rate balance sheet loans at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Board giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the Benchmark Replacement for U.S. dollar denominated floating rate balance sheet loans at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to SOFR or the applicable Benchmark Replacement:

(i)    in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the Term SOFR Administrator or administrator of the applicable Benchmark Replacement permanently or indefinitely ceases to provide SOFR or the applicable Benchmark Replacement; and

(ii)    in the case of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which SOFR or the applicable Benchmark Replacement has been determined and announced by or on behalf of the administrator of SOFR or the applicable Benchmark Replacement or the regulatory supervisor for the Term SOFR Administrator or administrator of the applicable Benchmark Replacement permanently to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (iii) and even if any available tenor of SOFR or the applicable Benchmark Replacement continues to be provided on such date.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to SOFR (or, if applicable, the applicable Benchmark Replacement):

(i)    a public statement or publication of information by or on behalf of the Term SOFR Administrator or administrator of the applicable Benchmark Replacement announcing that such administrator has ceased or will cease to provide SOFR or the applicable Benchmark Replacement, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide SOFR or the applicable Benchmark Replacement;

(ii)    a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator or administrator of the applicable Benchmark Replacement, the central bank for the currency of SOFR or the applicable Benchmark Replacement, an insolvency official with jurisdiction over the Term SOFR Administrator or administrator of the applicable Benchmark Replacement, a resolution authority with jurisdiction over the Term SOFR Administrator or administrator of the applicable Benchmark Replacement or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator or administrator of the applicable Benchmark Replacement, which states that the Term SOFR Administrator or administrator of the applicable Benchmark Replacement has ceased or will cease to provide SOFR or the applicable Benchmark Replacement permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide SOFR or the applicable Benchmark Replacement; or

(iii)    a public statement or publication of information by or on behalf of the Term SOFR Administrator or administrator of the applicable Benchmark Replacement or the regulatory supervisor for the Term SOFR Administrator or administrator of the applicable Benchmark Replacement announcing that SOFR or the applicable Benchmark Replacement is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Board” has the meaning assigned to such term in Section 6.1(a).

“Board Approval Matters” means the matters to be decided by the Directors as set forth in Schedule C hereto, together with any other actions, decisions, or matters that are expressly designated in this Agreement as requiring Board approval.

“Call Notice” has the meaning assigned to such term in Section 3.1(a).

“Capital Account” means, as to a Member, the capital account maintained on the books of the Company for such Member in accordance with the terms hereof.

“Capital Commitment” means, as to each Member, the total amount set forth in such Member’s Subscription Agreement delivered herewith and on the Member List, which is contributed or agreed to be contributed to the Company by such Member as a Capital Contribution. The Capital Commitment of any Member may be increased by such Member with Board Approval.

“Capital Contribution” means, as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by such Member or the fair market value of any property contributed to the equity capital of the Company by such Member (as determined by the Board), each in accordance with the terms hereof.

“Certificate of Formation” means the certificate of formation of the Company filed under the Act, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CRFH Member” has the meaning assigned to such term in the recitals.

“Dechert” has the meaning assigned to such term in Section 10.8.

“Default Date” has the meaning set forth in Section 3.3(a).

“Defaulting Interest Rate” means a rate equal to SOFR plus twelve percent (12%) per annum.

“Defaulting Member” has the meaning set forth in Section 3.3(a).

“Determination Date” has the meaning assigned to such term in Section 3.2.

“Director” has the meaning assigned to such term in Section 6.1(a).

“Dissolution Event” has the meaning assigned to such term in Section 8.2.

“Entire Interest” means all of a Member’s interests in the Company, including the Member’s transferable interest and all management and other rights.

“Extended Term” has the meaning assigned to such term in Section 8.1(a).

“Extension” has the meaning assigned to such term in Section 8.1(a).

“Fund Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including Organizational Costs, Third-Party Expenses, CRFH Member Designated Employee expenses and Administrative Expenses to be provided to the Company by HTFM, but excluding Investment Identification Expenses, which shall be borne solely by CRFH. All Fund Expenses shall be borne by the Members equally (50% by the HRZN Member and 50% by the CRFH Member).

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“GAAP Profit or GAAP Loss” means, as to any transaction or fiscal period, the net income or loss of the Company determined in accordance with GAAP.

“HRZN Member” has the meaning assigned to such term in the recitals.

“HTFM” means Horizon Technology Finance Management LLC, any legal successor thereto, or any person substituted for Horizon Technology Finance Management LLC with the approval of the Board.

“Initial Term” has the meaning assigned to such term in Section 8.1(a).

“Investment” means an investment of any type held, directly or indirectly, by the Company, other than interests in Subsidiaries.

“Investment Authority” has the meaning set forth in Section 6.6(a).

“Investment Committee” has the meaning set forth in Section 6.6(a).

“Investment Identification Expense” means any costs and expenses incurred by the CRFH Member or its Affiliates in connection with identifying, sourcing, evaluating or pursuing potential investment opportunities for the Company, including overhead expenses, marketing expenses and employee compensation. For the avoidance of doubt, Investment Identification Expenses shall be borne solely by the CRFH Member and shall not constitute Fund Expenses of the Company.

“IRS” means the United States Internal Revenue Service.

“Leverage Ratio” means, on any date of incurrence of any indebtedness for borrowed money by the Company or any of its Subsidiaries, the quotient obtained by dividing (a) the aggregate amount of indebtedness for borrowed money of the Company and its Subsidiaries (excluding the Subordinated Notes) by (b) the sum of the par values of the Company and its Subsidiaries’ existing Investments less the aggregate amount of Indebtedness for borrowed money of the Company and its Subsidiaries (excluding Subordinated Notes).

“Loss” has the meaning set forth in Section 6.14(a).

“Member” and “Members” have the meaning set forth in the recitals and also include any Person that becomes a Member of the Company after the date hereof under the terms of this Agreement.

“Member Designee” means each individual elected, designated or appointed by a Member to serve as a member of the Board; provided, that (a) such individual is acting as a representative of such Member (such Member acting in its capacity as a Member with respect to the management of the Company) and (b) such individual is an employee, officer, partner, member or owner of such Member, its investment adviser or any of their respective Affiliates.

“Member List” has the meaning set forth in Section 2.7.

“Non-Defaulting Member” has the meaning assigned to such term in Section 3.3(a).

“Officer” has the meaning set forth in Section 6.8.

“Organizational Costs” means all reasonable and documented out-of-pocket costs and expenses incurred directly by the Company or for or on behalf of the Company by a Member, HTFM or any of their respective Affiliates in connection with the formation, organization and capitalization of the Company and the preparation by the Company to commence its business operations, including legal, accounting, tax, regulatory, filing, structuring and documentation costs.

“Partnership Representative” has the meaning set forth in Section 6.15(a).

“Permitted Transfer” has the meaning set forth in Section 7.1(a).

“Permitted Transferee” has the meaning assigned to such term set forth in Section 7.1(a).

“Person” means an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.

“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any securities or the debtor under any loan or other debt obligations that is the subject of such Investment.

“Proceeding” has the meaning set forth in Section 6.14(a).

“Profit or Loss” means, as to any transaction or fiscal period, the GAAP Profit or GAAP Loss with respect to such transaction or period, with such adjustments thereto as may be required by this Agreement; provided that, in the event that the Value of any Company asset is adjusted under Section 9.5, the amount of such adjustment shall in all events be taken into account in the same manner as gain or loss from the disposition of such asset for purposes of computing Profit or Loss, and the gain or loss from any disposition of such asset shall be calculated by reference to such adjusted Value; and provided, further, that GAAP Profit or GAAP Loss may be adjusted by the Members (acting through the Board) to amortize Organizational Costs over three (3) years.

“Proportionate Share” means, as to any Member, the percentage that its aggregate Capital Contributions represent of the aggregate Capital Contributions of all Members.

“Quarterly Priority Profit Share Amount” has the meaning set forth in Section 5.1(a).

“SEC” has the meaning set forth on the cover page.

“Securities Act” has the meaning set forth on the cover page.

“SOFR” means the rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.

“Subscription Agreement” means any subscription agreement entered into by any Member in respect of its Capital Commitment.

“Subsidiary” as to the Company, means any Affiliate Controlled by the Company directly, or indirectly through one or more intermediaries. For the avoidance of doubt, Portfolio Companies shall not be included within the definition of Subsidiary.

“Tax Liability” has the meaning set forth in Section 6.15(b).

“Term” has the meaning set forth in Section 8.1.

“Term SOFR” means, for any calculation with respect to this Agreement, the forward-looking term rated based on SOFR (the “Term SOFR Reference Rate”) for a 1-month tenor that is published by the Term SOFR Administrator as in effect on the Determination Date; provided, however, that if as of 5:00 p.m. New York time on the Determination Date the Term SOFR Reference Rate has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to the Determination Date.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” has the meaning assigned to such term in the definition of “Term SOFR.”

“Third-Party Expenses” means all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Company that are payable to Persons other than the Members or their respective Affiliates in connection with the formation, operation, administration or activities of the Company, including legal, accounting, tax, audit, valuation, consulting, regulatory, compliance, custodial, banking and similar professional or service provider fees and expenses; provided that Third-Party Expenses shall not include Investment Identification Expenses or any expenses borne solely by a Member pursuant to this Agreement.

“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer.

“Treasury Regulations” means all final and temporary U.S. federal income tax regulations, as amended from time to time, issued under the Code by the U.S. Department of the Treasury.

“Unpaid Member Priority Profit Share” has the meaning set forth in Section 5.1(a).

“Value” means, as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of such assets determined in accordance with Section 9.5.

“Withholding Payment” has the meaning set forth in Section 5.2.

ARTICLE 2
GENERAL PROVISIONS

Section 2.1    Formation of the Limited Liability Company.

(a)    The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware on March 17, 2026. The Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties, obligations and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

Section 2.2    Company Name. The name of the Company shall be “HRZN CRFH LLC” or such other name as approved by the Board.

Section 2.3    Place of Business; Agent for Service of Process.

(a)    The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Members may designate. The name of its registered agent for service at such address is The Corporation Trust Company or such other Person as the Members may designate.

(b)    The initial principal business office of the Company shall be at 312 Farmington Avenue, Farmington, Connecticut, 06032.

Section 2.4    Purpose and Powers of the Company.

(a)    The purpose and business of the Company shall be (i) to make Investments, either directly or indirectly, as may be approved from time to time in accordance with the terms hereof and (ii) to engage in any other lawful acts or activities as the Members (acting through the Board) deem reasonably necessary or advisable for which limited liability companies may be organized under the Act.

(b)    Subject to any limitations in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).

(c)    The Company may enter into and perform Subscription Agreements between the Company and each Member in substantially the form attached hereto as Annex A, without any further act, vote or approval of any Member or the Board notwithstanding any other provision of this Agreement (other than Section 3.1(a) hereof), the Act or any other applicable law, rule or regulation; provided the Capital Commitments of the Members and their respective Proportionate Shares shall be as set forth on Schedule A hereto.

Section 2.5    Fiscal Year. The fiscal year of the Company shall be the period ending on December 31of each year.

Section 2.6    Liability of Members. Subject to the provisions of the Act and other applicable law, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 2.7    Member List. The Officers shall maintain a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions and such other information as may be deemed necessary or desirable or as required by the Act. The Officers shall from time to time update the Member List as necessary in its discretion to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. Updates to the Member List made to reflect changes permitted or required under this Agreement shall not constitute an amendment to this Agreement and shall note require any further action of the Members. Revisions to the Member List as a result of changes to the information set forth therein made in accordance with the terms of this Agreement or to evidence the making of Capital Commitments or Capital Contributions shall not constitute an amendment of this Agreement.

Section 2.8    Sourcing of Investments. The CRFH Member will have primary responsibility for sourcing investment opportunities for submission to the Company for consideration (it being acknowledged and agreed that, other than as expressly provided for in this Agreement, Investments made by the Company will require prior approval by the Investment Committee and none of the CRFH Member, the HRZN Member or any of their respective Affiliates will be, or will be deemed to be, acting in a fiduciary capacity in connection with any screening, sourcing or underwriting of any investment opportunity). Subject to the availability of uncalled Capital Contributions and to the extent consistent with the Company’s investment strategy and any investment guidelines adopted by the Board from time to time, the CRFH Member shall present to the Company for consideration by the Investment Committee each investment opportunity considered by the CRFH Member that falls within such investment strategy and guidelines, save where the CRFH Member determines that to do so would reasonably be expected to result in bona fide adverse legal, regulatory or counterparty-related consequences for the CRFH Member or any of its Affiliates.

Section 2.9    Co-Investment. To the extent the Investment Committee determines that the Company has reached any capacity or applicable concentration limits with respect to a proposed Investment, each Member and its affiliates shall have the opportunity, but not the obligation, to participate directly in such Investment on a co-investment basis in the same securities or credit facilities as the Company and on substantially the same terms as the Company.

ARTICLE 3
COMPANY CAPITAL AND INTERESTS

Section 3.1    Capital Commitments.

(a)    Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreement and shall be payable in cash in U.S. dollars, or, with Board Approval, other property. Following the Board Approval of a Capital Contribution, including a Capital Contribution for purposes of making an Investment and to fund Fund Expenses, the Officers shall issue a notice to each Member setting forth the terms of the associated Capital Contribution, including the payment date (provided that notice shall be provided no less than three (3) business days prior to the payment date) (a “Call Notice”). Capital Contributions for the purpose of making an Investment shall be made by all Members pro rata based on their respective Capital Commitments. Capital Contributions for the purpose of funding Fund Expenses shall be made equally by all Members. As of the date hereof, the Capital Commitments and Proportionate Share of the Members shall be as set forth on Schedule A hereto.

(b)    Capital Contributions which are not used within forty-five (45) business days shall be returned to the Members in the same proportion in which made, in which case such amount shall be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in this Article 3.

(c)    From time to time, the Members may mutually agree to make irrevocable Capital Contributions in their respective Proportionate Shares for the purpose of supporting unfunded loan commitments or third-party debt which will remain uncalled Capital Contributions by the Company until such time as the Company delivers a Call Notice to the Members.

Section 3.2    Advances. Upon approval of an Investment by the Investment Committee and Board Approval of a Capital Contribution, prior to a Call Notice being fully funded by any Member, the HRZN Member may make advances of Capital Contributions on behalf of another Member to fund the Investment provided that such other Member consents to the Advanced Amount prior to any such advance. Any portion of a Call Notice satisfied by the advance made by the HRZN Member on behalf of another Member (the “Advanced Amount”) shall be repaid by the Company to the HRZN Member, together with interest accruing solely on the Advanced Amount outstanding from time to time, for the account of the HRZN Member, with interest for the account of the HRZN Member, commencing on the date such Advanced Amount is funded by the HRZN Member at the Advance Interest Rate as of such date (the “Determination Date”). To the extent the HRZN Member advances funds to the Company on behalf of and with the prior written consent of another Member, all Company distributions that would otherwise be made to such other Member shall be paid to the HRZN Member (with any such amounts being applied first against accrued but unpaid interest and then against principal) until the HRZN Member has been repaid in full (including interest) with respect to such Advanced Amount.

Section 3.3    Defaulting Members.

(a)    Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment within ten (10) calendar days after written notice from any other Member that such payment is overdue (the “Default Date”), the other Member (the “Non-Defaulting Member”), in its sole discretion, shall have the right to seek to collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising or pursuing any legal remedy the Company may have.

Except as set forth below, the Non-Defaulting Member’s election to pursue any one of such remedies shall not be deemed to preclude such Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b)    Notwithstanding any provision of this Agreement to the contrary,

(i)    a Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if such default had not occurred and shall remain subject to Section 2.6;

(ii)    a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured and any such distributions to which such Defaulting Member would otherwise have been entitled if such default had not occurred shall be debited against the Capital Account of the Defaulting Member so as to reduce the remaining amount of the default; and

(iii)    The Non-Defaulting Member may, but shall not be obligated to, advance all or a portion of the Defaulting Member’s Unpaid Commitment to the Company on behalf of the Defaulting Member, and such advance shall be repaid by the Defaulting Member to the Non-Defaulting Member with interest for the account of the Non-Defaulting Member on the amount outstanding from time to time commencing on the date of the advance at the Defaulting Interest Rate. To the extent the Non-Defaulting Member advances funds to the Company on behalf of the Defaulting Member, all Company distributions that would otherwise be made to the Defaulting Member shall be paid to the Non-Defaulting Member (with any such amounts being applied first against accrued but unpaid interest and then against principal) until all amounts payable by the Defaulting Member to the Non-Defaulting Member under this Section 3.3(b)(iii) (including interest) have been paid in full.

Section 3.4    Interest or Withdrawals. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.5    Admission of Additional Members.

(a)    The Board, as a Board Approval Matter, may, (i) admit additional Members upon terms approved by the Board, (ii) permit existing Members to subscribe for additional interests in the Company and increase their respective Capital Commitments, and (iii) admit a substitute Member in accordance with Section 7.1.

(b)    Each additional Member shall execute and deliver a written instrument satisfactory to the existing Members whereby such Member becomes a party to this Agreement, as well as a subscription agreement and any other documents reasonably required by the Board. Each such additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth herein. Upon the admission of or the increase in the interest of any Member as herein provided, the Officers shall update the Member List, to reflect such admission or increase.

ARTICLE 4
ALLOCATIONS

Section 4.1    Capital Accounts.

(a)    Separate capital accounts shall be maintained for each Member consisting of:

(i)    an Investment Capital Account, which shall reflect Capital Contributions made by such Member to fund Investments; and

(ii)    an Expense Capital Account, which shall reflect Capital Contributions made by such Member to fund Fund Expenses.

Only amounts recorded in a Member’s Investment Capital Account shall be used in determining the calculation of the Quarterly Priority Profit Share Amount. Capital Contributions used to fund Fund Expenses shall not accrue any preferred return.

(b)    Each such Capital Account shall be maintained for each Member consisting of such Member’s Capital Contributions made to such Capital Account pursuant to Section 4.1(a)(i) or Section 4.1(a)(ii), increased or decreased by Profit or Loss allocated to such Capital Account, decreased by the cash or Value of property distributed to such Member (giving net effect to any liabilities the property is subject to, or which the Member assumes) in respect of such Capital Account, and otherwise maintained consistent with this Agreement. In the event that the Board determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Officers are authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. For U.S. federal income tax purposes, Capital Accounts shall be maintained in a manner consistent with the Code and applicable Treasury Regulations.

(c)    Profit or Loss shall be allocated among the applicable Capital Accounts of the Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by the Members (acting through the Board) to be appropriate. Organizational Costs shall be amortized over three (3) years or such other period deemed appropriate by the Members (acting through the Board).

(d)    Contributions to the Expenses Capital Account shall be made equally by the HRZN Member and the CRFH Member unless otherwise agreed by the Members.

Section 4.2    Allocations.

(a)    Net Profit and Loss of the Company shall be allocated as follows:

(i)    First, to the Members pro rata in proportion to their respective Capital Contributions until each Member has been allocated Profit equal to the Quarterly Priority Profit Share Amount payable to such Member pursuant to Section 5.1;

(ii)    Thereafter, all remaining Profit or Loss of the Company shall be allocated equally between the HRZN Member and the CRFH Member (50% to each Member), irrespective of their respective Capital Contributions.

(b)    Allocations under this Section are intended to correspond with the distribution provisions set forth in Section 5.1.

Section 4.3    Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any permitted transferor and transferee of a Company interest, or between any Members whose relative Company interests have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected by the Members (acting through the Board). Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution. For purposes of determining the Profit or Loss allocable to or the distributions payable to a permitted transferee of an interest in the Company or to a Member whose interest has otherwise increased or decreased, Profit or Loss allocations and distributions made to predecessor owners with respect to such transferred interest or increase of interest shall be deemed allocated and made to the permitted transferee or other holder.

Section 4.4    Tax Matters.

(a)    The Company shall be properly classified as a partnership for U.S. federal income tax purposes, and neither the Company nor any Member shall elect to treat the Company as a corporation for U.S. federal income tax purposes. Each Subsidiary, including HRZN CRFH LLC, shall be properly classified as a disregarded entity or, with Board Approval, a partnership, for U.S. federal income tax purposes, and the Company shall not elect to treat any such Subsidiary as a corporation for U.S. federal income tax purposes.

(b)    Each item of income, gain, loss, deduction or credit determined in accordance with the Code and the applicable Treasury Regulations shall be allocated in the same manner as such item is allocated pursuant to Section 4.2 or Section 4.3, as appropriate.

(c)    The allocation methodology set forth in this Article 4 is intended to comply with certain requirements of the Treasury Regulations. In the event of any variation between the adjusted tax basis and value of any Company property reflected in the Members’ Capital Accounts maintained for U.S. federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704 of the Code and applicable Treasury Regulations; provided, however, that the Company shall utilize the “traditional method” provided in Treasury Regulation Section 1.704-3(b) with respect to the property contributed or deemed contributed to the Company by any Member on or about the date hereof. A decision to use a method to allocate such variation pursuant to Treasury Regulation Section 1.704-3, other than as described above, shall be considered a tax election requiring Board Approval.

(d)    Notwithstanding anything to the contrary herein, if the Code or Treasury Regulations require an adjustment to be made to a Capital Account of a Member, or some other event or events occurs or occur necessitating or justifying, in the Members’ judgment, an adjustment deemed equitable to the Members, the Members (acting through the Board) shall make such adjustment in the determination and allocation among the Members of Capital Accounts, or items of income, deduction, gain, or loss for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof in the sole discretion of the Members (acting through the Board) shall be final and conclusive as to all of the Members.

ARTICLE 5
DISTRIBUTIONS

Section 5.1    General.

(a)    Each Member shall be entitled to a preferred return of fifteen percent (15%) per annum of the capital of the Company (without giving effect to leverage) for the purposes of making investments, payable in arrears and calculated on a quarterly basis as of the end of each calendar quarter and pro rated for any partial quarter of the Company (such amount, the “Quarterly Priority Profit Share Amount”). Any Quarterly Priority Profit Share Amount owed to such Member and not yet paid shall be referred to as the “Unpaid Member Priority Profit Share”.

(b)    To the extent of available cash and cash equivalents, the Company shall make distributions or make payments in such amounts and at such times as determined by the Board (on at least a quarterly basis), in accordance with Section 5.1(c) below; provided that the amount of any such distribution may be reduced as provided by Section 5.2 and Section 5.3.

(c)    Any distribution under this Section 5.1 shall be shared among the Members as follows:

(i)    First, fifty percent (50%) to the HRZN Member and fifty percent (50%) to the CRFH Member until each of them has received one hundred percent (100%) of their Capital Contributions made in respect of all Fund Expenses;

(ii)    Second, to the Members, pro rata based on their respective Capital Contributions used to fund such Investments, until each Member has received an amount equal to the Quarterly Priority Profit Share Amount due to such Member (including, for the avoidance of doubt, any Unpaid Member Priority Profit Share);

(iii)    Third, to each Member pro rata based on its Capital Contributions until it has received one hundred percent (100%) of its Capital Contributions, reduced by all amounts previously distributed to such Member pursuant to this Section 5.1(c); and

(iv)    Fourth, after all amounts have been distributed pursuant to items (i), (ii) and (iii), above, all excess amounts and profits of the Company (the “Additional Profits”) shall be earned by the Members equally, with each Member to receive fifty (50)% of the Additional Profits without reference to such Member’s own Capital Contribution. Any distributions of Additional Profits greater than would be due to a Member based on its pro rata Capital Contributions into the Company shall be held in a separate account and must be approved by the Board prior to distribution. The Board shall take into account any committed capital requirements of the Company to its portfolio companies and potential future changes to Valuations of the Company’s holdings when deciding to distribute Additional Profits. If any distribution of Additional Profits results in a Member receiving an amount that, after giving effect to subsequent losses, write-downs or adjustments to the value of the Company’s Investments, exceeds the amount such Member would have been entitled to receive under this Section 5.1, then the Company shall issue such Member a claw-back notice with a requirement that such Member promptly return such amounts to the Company.

Any payments made pursuant to Section 5.1(c)(i) above shall be allocated to the Capital Accounts of the HRZN Member and CRFH Member on an equal basis (50% to each Capital Account).

Section 5.2    Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other foreign, U.S. federal, state or local tax, including any interest, penalties or additions with respect thereto (a “Withholding Payment”), imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered a distribution to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within seven (7) business days after receiving written request for payment from the Company. If the proceeds to the Company from an Investment are reduced on account of taxes withheld by any other Person (such as an entity in which the Company owns an interest, directly or indirectly), and such taxes are imposed on or otherwise are attributable to one or more Members, the amount of the reduction shall be treated as if it were paid by the Company as a Withholding Payment with respect to the relevant Member. Each Member hereby agrees to indemnify the Company for, and hold the Company harmless from, any Withholding Payment that is attributable to such Member (as reasonably determined by the Members (acting through the Board)), including any interest, penalties and additions to tax with respect thereto. The obligations set forth in this Section 5.2 shall survive a Member’s ceasing to be a Member of the Company, the termination, dissolution, liquidation or winding up of the Company and the termination of this Agreement. The Company shall use commercially reasonable efforts to obtain on behalf of each Member any available exemption from, reduction in, or refund of withholding or other taxes imposed on such Member (or any beneficial owner of such Member) in connection with income or distributions from the Company or otherwise provide a Member, at such Member’s expense, with reasonable assistance and such reasonably available information as may be required by such Member (or any beneficial owner of such Member) to itself obtain any such available exemption, reduction or refund.

Section 5.3    Certain Limitations. Notwithstanding the foregoing provisions:

(a)    In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent or (ii) violate Section 18-607(a) of the Act or other applicable law.

(b)    Any distributions shall require Board Approval and shall be made in cash or, in the sole discretion of the Members (with Board Approval), in-kind in such Company assets as may be selected by the Members (with Board Approval) in its sole discretion; provided that the Members (with Board Approval) may elect to have any payments made in respect of the principal of any indebtedness of the Company to be made in-kind by redeeming the applicable Member’s interest in the Company (or any portion thereof) at its net asset value as determined in accordance with Company’s valuation guidelines; it being agreed that in no event shall any such redemption be permitted if it would cause the HRZN Member’s Proportionate Share or ownership of the Company to exceed the percentage set forth for the HRZN Member on Schedule A hereto. The value of any asset distributed in-kind shall equal the fair market value of such asset on the date of distribution as determined by Board Approval, and, provided, further, that, for the avoidance of doubt, the Company shall not be required to distribute the same Company assets to each Member in any-kind distribution. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined in the last valuation made pursuant to Section 9.5.

ARTICLE 6
MANAGEMENT OF COMPANY

Section 6.1    Management Generally.

(a)    A board of directors of the Company (collectively, the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Director”) who shall be appointed in accordance with the provisions of Section 6.2 and constitute the “directors” (as that term is defined in the Act) of the Company. Subject to any powers of the Members as expressly set forth in this Agreement, the business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority, and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement; provided that authority to approve Investments shall be vested exclusively in the Investment Committee in accordance with this Agreement and shall not be exercised by the Board.

(b)    Other than with respect to any Board Approval Matters (which shall be exclusively determined by the Board) and matters reserved to the Investment Committee pursuant to Section 6.6, the parties acknowledge and agree that the Board shall delegate to the Officers all other matters relating to the business affairs and operations of the Company, as such delegated authority may be modified by the Board from time to time. The parties further acknowledge and agree that such delegated authority does not include selecting or approving any Investment and that neither the Officers nor any of their Affiliates is in any way acting as a fiduciary for the Company or its Members.

Section 6.2    Board Composition.

(a)    The Members may determine at any time by mutual agreement the number of Directors to constitute the Board and the authorized number of Directors may be increased or decreased by the Members at any time by mutual agreement; provided that at all times each of the HRZN Member and the CRFH Member has an equal number of Directors on the Board. The initial number of Directors shall be four (4), and each of the HRZN Member and the CRFH Member shall initially elect, designate or appoint two (2) Directors. Each Director elected, designated or appointed by the HRZN Member and the CRFH Member as applicable, shall hold office until a successor is elected and qualified by the HRZN Member and the CRFH Member, as applicable, or until such Director’s earlier death, resignation, expulsion or removal. The HRZN Member and the CRFH Member shall each be able to appoint one observer to the Board. The initial Directors shall be those individuals set forth on Schedule B hereto.

(b)    Matters to be decided by the Board on behalf of the Company or any Subsidiary requiring Board Approval are set forth in further detail in Schedule C hereto, which is incorporated by reference herein.

(c)    Subject to matters requiring Board Approval, the Members shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

Section 6.3    Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Board may be called by any Member Designee on not less than twenty-four (24) hours’ notice to each Member Designee by telephone, facsimile, mail, email or any other similar means of communication, with such notice stating the place, date, time and other necessary details of the meeting (and the means by which each Member Designee may participate by telephone or video conference) and the purpose or purposes for which such meeting is called. Attendance of a Member Designee at any meeting shall constitute a waiver of notice of such meeting, except where a Member Designee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.4    Board Quorum; Acts of the Members (Acting Through the Board).

(a)    At all meetings of the Board: (i) the presence of two (2) Member Designees shall constitute a quorum for the transaction of business; provided that at least one (1) Member is present that was elected, designated or appointed by each of the HRZN Member and the CRFH Member; (ii) the presence of three (3) Member Designees shall constitute a quorum for the transaction of business, provided that the Member Designee that was elected, designated or appointed by the HRZN Member or the CRFH Member, as the case may be, with only one (1) Member Designee present shall be entitled to cast two votes on each matter and (iii) the presence of four (4) Member Designees shall constitute a quorum, provided that two (2) Member Designees are present that were elected, designated or appointed by each of the HRZN Member and the CRFH Member. If a quorum shall not be present at any meeting of the Board, the Member Designees present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b)    Every act or decision done or made by the Member Designees shall require majority approval of all Directors present at a meeting duly held at which a quorum is present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without notice and without a vote if all Directors entitled to vote with respect to the subject matter thereof consent thereto in writing (including by e-mail), and the writing or writings are filed or otherwise recorded in the records of the Company.

(c)    Each Member shall have fifty (50)% of the voting interest in the Company on all votes taken by the Members, and each Member is entitled to appoint two Directors to the Board. Any vote taken by the Board shall require the affirmative vote of a majority of the Directors present at a meeting at which a quorum is present, including at least one Director appointed by each Member.

Section 6.5    Compensation; Expenses.

(a)    Neither any Member Designee, any member of the Investment Committee nor any Officer shall receive any compensation from the Company or its Subsidiaries for their service in such capacity.

(b)    Each Member Designee, member of the Investment Committee and Officer shall be reimbursed for all reasonable and documented out-of-pocket expenses (at cost) incurred in connection with the performance of their duties on behalf of the Company.

(c)    Investment Identification Expenses shall be paid solely and directly by CRFH Member and shall not be reimbursable by the Company or any other Member.

(d)    The CRFH Member shall appoint one employee (the “CRFH Member Designated Employee”), who shall be approved by HRZN Member in its commercially reasonable discretion prior to the execution of this Agreement. The Company shall pay to the CRFH Member Designated Employee cash compensation in an amount equal to $[*] annually, subject to the terms of a final employment agreement, which compensation shall be treated as a Fund Expense and allocated fifty percent (50%) to the CRFH Member and fifty percent (50%) to the HRZN Member; provided that such compensation be approved by the Board on an annual basis.

Section 6.6    Investment Committee.

(a)    All investment decisions of the Company shall be made by the investment committee of the Company (the “Investment Committee”). Each Member shall be allowed to appoint two members to the Investment Committee. Any vote taken by the Investment Committee shall require a unanimous vote. The Investment Committee may also take action by unanimous written consent. The Investment Committee shall have exclusive authority to approve or reject Investments and related investment dispositions on behalf of the Company (the “Investment Authority”). The Investment Committee shall hold meetings and conduct its proceedings in a manner substantially similar to the procedures applicable to meetings of the Board pursuant to Section 6.3 and Section 6.4, mutatis mutandis. Each Member shall have the right to remove and replace any member of the Investment Committee appointed by such Member at any time upon written notice to the Company.

(b)    Matters to be decided by the Investment Committee on behalf of the Company or any Subsidiary are set forth in further detail in Schedule D hereto, which is incorporated by reference herein.

Section 6.7    Investment Restrictions. Except with Board Approval, the Company and its Subsidiaries shall not incur indebtedness for borrowed money (including entering into guarantees relating to the incurrence of borrowed money by any Person).

Section 6.8    Officers. The day-to-day administration of the Company shall be conducted by officers of the Company as appointed by the Board (each, an “Officer”). Such Officers will conduct the operations and administrative activities of the Fund, subject to oversight by the Board.

Section 6.9    Electronic Communications. Member Designees may participate in meetings of the Board by means of telephone or video conference, and such participation in a meeting shall constitute presence in person at the meeting to the extent permissible by applicable law.

Section 6.10    Removal and Resignation; Vacancies. Unless otherwise restricted by law, any Member Designee may be removed or expelled, with or without cause, at any time solely by the Member(s) that elected, designated or appointed such individual. Any Member Designee may resign at any time by giving written notice to the Member(s) who elected, designated or appointed such individual with a copy to the Company. Such resignation shall take effect at the time specified therein and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Member Designee or the resignation of a Member Designee in accordance with this Section 6.10 shall be filled solely by the action of the Member who previously elected, designated or appointed such individual in order to fulfill the Board composition requirements of Section 6.2(a).

Section 6.11    Duties of Board. To the extent that, at law or in equity, a Member Designee of the Company has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such individual acting in good faith pursuant to the terms of this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement and no Member Designee shall otherwise owe any duty (including any fiduciary duty) to the Company or to any Member or any of their respective Affiliates, officers, directors, members, partners, shareholders, employees or agents of any of the foregoing, or any of their respective heirs, successors or assigns (other than the duty of good faith and fair dealing). The provisions of this Agreement, to the extent that they restrict the duties and liabilities of such individual otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such individual.

Section 6.12    Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by an officer or any other Person delegated by Board Approval shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section 6.12 shall not be deemed to limit the liabilities and obligations of such Person to seek Board Approval.

Section 6.13    Members’ Outside Transactions; Investment Opportunities.

(a)    No Member or Member Designee shall be required to devote any fixed portion of its time to the activities and affairs of the Company and its Subsidiaries; provided that each of the HRZN Member and the CRFH Member shall devote such time and effort as is reasonably necessary to conduct the activities and affairs of the Company and its Subsidiaries.

(b)    Subject to the foregoing provisions of this Section 6.13 and other provisions of this Agreement, each of the Members, the Officers and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including the formation and management of other investment funds, with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

(c)    No Member, in its capacity as Member of the Company, shall owe any duty (including any fiduciary duty) to the Company, to any other Member or any of their respective Affiliates, officers, directors, members, partners, shareholders, employees or agents of any of the foregoing, or any of their respective heirs, successors or assigns (other than the duty of good faith and fair dealing).

Section 6.14    Indemnification.

(a)    Subject to the limitations and conditions as provided in this Section 6.14, each Person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, a Member Designee, Partnership Representative, Officer or a representative, officer, director or employee thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been primarily the result of bad faith, gross negligence, fraud or intentional misconduct by the Person seeking indemnification hereunder, in which case such indemnification shall not cover such Loss to the extent resulting from such bad faith, gross negligence, fraud, intentional misconduct. A Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder shall continue to be entitled to indemnity hereunder. The rights granted pursuant to this Section 6.14 shall be contract rights to the indemnified Persons hereunder, and no amendment, modification or repeal of this Section 6.14 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any such amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.14 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute bad faith, gross negligence, fraud or intentional misconduct. In addition, any Person entitled to indemnification under this Section 6.14 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

(b)    The right to indemnification conferred in Section 6.14(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.14(a) who was, is or is threatened to be made, a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.14 or otherwise.

(c)    The Company, with Board Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Section 6.14(a) and (b).

(d)    The right to indemnification and the advancement and payment of expenses conferred in this Section 6.15 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.15 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(e)    The indemnification rights provided by this Section 6.14 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.14.

Section 6.15    Partnership Representative.

(a)    The HRZN Member will serve as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (or any successor or similar provision of U.S. federal, state or local law) and a “designated individual” that is subject to the control of the HRZN Member shall be appointed by the Company through whom the partnership representative will act (individually and collectively referred to as the “Partnership Representative”). In such capacity, subject to the last sentence of this paragraph, the Partnership Representative shall have sole discretion to make or refrain from making any election or otherwise act on behalf of the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial Proceedings. The Partnership Representative shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Partnership Representative on behalf of the Company as Partnership Representative shall be reimbursed by the Company. Each Member agrees to cooperate with the Partnership Representative and provide such information as may be reasonably requested by the Partnership Representative in relation to carrying out its responsibilities under Section 6223 of the Code (and the regulations promulgated thereunder). The Company agrees to indemnify the Partnership Representative and its agents and save and hold them harmless, from and in respect to all Losses incurred by the Partnership Representative in connection with or resulting from any claim, action, or demand against the Partnership Representative or the Company that arise out of or in any way relate to the Partnership Representative’s status as “partnership representative” of the Company. For the avoidance of doubt, the Partnership Representative shall not take any action requiring Board Approval prior to such Board Approval being obtained.

(b)    If the Company is subject to any tax liability imposed under Subchapter C of Chapter 63 of the Code, as well as any related interest, penalties, or other charges or expenses (collectively, a “Tax Liability”), the Members (acting through the Board) (or the Partnership Representative, in consultation with the Members (acting through the Board)) shall allocate among the Members any Tax Liability in a manner it determines to be fair and equitable and the Capital Accounts hereunder by deducting amounts from Capital Accounts or reducing amounts otherwise distributable to Members, taking into account any modifications attributable to a Member pursuant to Section 6225(c) of the Code and any similar state and local authority. To the extent that a portion of a Tax Liability for a prior tax year relates to a former Member, the Members (acting through the Board) (or the Partnership Representative, in consultation with the Members (acting through the Board)) may require a former Member to indemnify the Company for its allocable portion of such tax. Each Member acknowledges that, notwithstanding the Transfer or withdrawal of all or any portion of its interest in the Company, pursuant to this Section 6.15, it may remain liable for Tax Liabilities with respect to its allocable share of income and gain of the Company for the Company’s tax years (or portions thereof) prior to such Transfer or withdrawal, as applicable, under Subchapter C of Chapter 63 of the Code or any similar state or local provisions. Any Tax Liability that is payable by the Company shall, to the extent attributable to a Member’s (or a former Member’s) interest in the Company, be treated as distributed or otherwise paid to such Member in the same manner as a withholding tax. The Members acknowledge and agree that the Members (acting through the Board) or the Partnership Representative shall be permitted to take any actions to avoid Tax Liability being imposed on the Company or any of its Subsidiaries or Portfolio Companies under Subchapter C of Chapter 63 of the Code. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any Tax Liability incurred by the Company or such other Members with respect to income attributable to or distributions or other payments to such Member, except in the event such liability arises due to the Company’s bad faith, gross negligence, fraud or intentional misconduct. Each Member agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, if requested by the Board, it shall provide an IRS Form W-9, the appropriate IRS Form W-8 or any other certificate or documentation, which, the Board reasonably determines, is necessary.

(c)    Company Audits.

(i)    The Partnership Representative shall (or with respect to any Applicable Entity other than the Company, the HRZN Member shall cause the applicable general partner or other Affiliate thereof serving in a like capacity to) use commercially reasonable efforts to secure any reduction in any imputed underpayment within the meaning of Section 6225 of the Code, and for which any Applicable Entity has not made the election provided in Section 6226 of the Code, that is available by reason of a Member’s status (including by means of any procedures provided pursuant to Section 6225(c)(3) of the Code) and the Company shall apportion the benefit of any such reduction to such Member (or, with respect to any Applicable Entity other than the Company, the entity through which such Member directly or indirectly invests in such entity) pursuant to this Agreement (or, with respect to any Applicable Entity other than the Company, the applicable organizational documents of such Applicable Entity), provided that in no event shall the Partnership Representative be required to take any action under this paragraph to the extent the Partnership Representative determines such action could have an adverse impact on the Company, or any other Member (or, with respect to any Applicable Entity other than the Company, such Applicable Entity or its owners).

(ii)    If the Company (or, with respect to any Applicable Entity other than the Company, the applicable general partner or other Affiliate thereof serving in a like capacity) determines, consistent with applicable legal or regulatory requirements or its fiduciary duties to allocate the economic burden (including, but not limited to, the responsibility for funding or payment) of any liability for taxes, penalties, additions to tax or interest imposed on any Applicable Entity under Sections 6225 and 6232 of the Code, in whole or in part, to a Member (directly or indirectly), then the Company, as promptly as reasonably possible and, to the extent reasonably practicable, prior to payment of any tax, penalty, addition to tax, or interest, shall use commercially reasonable efforts to provide such Member with a written notice that sets forth the amount of the liability for taxes, penalties, additions to tax, and interest imposed on such Member, and if such notice cannot be provided prior to payment, to provide such notice as promptly as reasonably possible after such payment is made. Each of the Company and the Partnership Representative shall use its commercially reasonable efforts to provide such additional documentation and reasonable assistance to such Member as reasonably requested by such Member, at the Member’s expense, to permit such Member to oppose the imposition of such taxes, penalties, additions to tax, or interest by the IRS or to otherwise use any other reasonably available means to reduce such amount.

(iii)    The Partnership Representative shall inform each Member as to the initiation of an audit of the Company’s tax affairs by the IRS. If an audit of any of the Company’s tax returns shall occur, neither the Company nor the Partnership Representative shall settle or otherwise compromise assertions of the auditing agent which may be materially adverse to the Members or their respective investors without first advising such Members in writing of the proposed action.

(iv)    This Section 6.15(c) shall apply, to the extent applicable, to any substantively similar and material U.S. state and local tax audit regimes.

(d)    Each Member’s obligation to comply with the requirements of this Section 6.15 shall survive such Member’s ceasing to be a Member of the Company, the termination, dissolution, liquidation or winding up of the Company, or the termination of this Agreement.

ARTICLE 7
TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS

Section 7.1    Transfers by Members.

(a)    Subject to the requirements of this Article 7, all or a portion of a Member’s interest in the Company may be Transferred with Board Approval. Notwithstanding the foregoing, (i) any Member may Transfer all of its interest to an Affiliate of such Member, subject to the consent of the other Member (such consent not to be unreasonably withheld); provided that such Affiliate is deemed creditworthy to the reasonable satisfaction of the other Member and satisfies customary Anti-Money Laundering (AML) and Know Your Customer (KYC) requirements of the Company and the other Member; provided, further, that no such consent is required if the Transfer is to a controlled Affiliate of the transferring Member (Transfers pursuant to this clause, each, a “Permitted Transfer” and each transferee in connection therewith, a “Permitted Transferee”); (ii) the CRFH Member may Transfer all or a portion of its economic interest in the Company to one or more Affiliated Funds that are controlled, managed or advised by the CRFH Member of one of its Affiliates; provided that the CRFH Member shall remain the Member for purposes of governance and voting under this Agreement and shall have the exclusive authority to direct the voting and disposition of such interest; provided, further, that any such Permitted Transferee shall receive only an economic interests in the Company and shall not be admitted as a Member without the consent of the HRZN Member. Notwithstanding the foregoing, if a Permitted Transfer is made without approval by the Board pursuant to Section 7.1(a)(i) and the transferee in such Permitted Transfer thereafter ceases to be an Affiliate of the transferor, then the Permitted Transfer shall automatically be reversed, unless otherwise approved by the Board at the time the transferee in such Permitted Transfer ceases to be an Affiliate of the transferor. In connection with any Transfer by the CRFH Member, the Company shall deliver to the transferee a certification pursuant to Proposed Treasury Regulations Section 1.1446(f)-2(b)(4)(i) (or any corresponding final Treasury Regulations that may be promulgated) and a certification pursuant to Treasury Regulations Section 1.1445-11T(d)(2)(i), in each case unless the Company shall have received advice from legal counsel of nationally recognized standing in the United States that, based upon a “more likely than not” level of comfort, the Company is not able to provide either of such certifications.

(b)    No Transfer by a Member shall be binding upon the Company until the Company receives an executed copy of such documentation as reasonably requested by the other Members to demonstrate that such Transfer is in accordance with this Article 7.

(c)    Any Person which acquires an interest in the Company by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member, except in the case of any transfer of an economic interest pursuant to Section 7.1(a) to an Affiliated Fund controlled, managed or advised by the CRFH Member or one of its Affiliates that is not intended to result in the admission of such Person as a Member, provided that the requirements of this Agreement are satisfied. The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the other Members, of all obligations of the transferor in respect of the Transferred interest and execution of an instrument reasonably satisfactory to the other Members whereby such transferee becomes a party to this Agreement. Any transferee of the interest of a Member, irrespective of whether such transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.

(d)    The Capital Contribution of a Member that is an assignee of all or a portion of a membership interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the Entire Interest of the assignor).

(e)    In the event any Member shall be adjudicated as bankrupt, or in the event of the winding up or liquidation of a Member, the legal representative of such Member shall, upon written notice to the other Members of the happening, become a transferee of such Member’s interest, subject to all of the terms of this Agreement as then in effect.

(f)    As additional conditions to the validity of any Transfer of a Member’s interest, such assignment shall not:

(i)    violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(ii)    cause the Company to cease to be entitled to the exemption from the definition of an “investment company” pursuant to either Section 3(c)(1) or Section 3(c)(7) of the U.S. Investment Company Act of 1940, as amended (the “1940 Act”);

(iii)    result in the Company having more than ninety (90) members;

(iv)    cause the Company to be treated as a “publicly traded partnership” subject to tax as a corporation within the meaning of Section 7704 of the Code;

(v)    unless each of the other Members waives in writing the application of this clause (v) with respect to such assignment (which any of the other Members may refuse to do in its absolute discretion), be to a Person which is an employment benefit plan within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time; or

(vi)    cause the Company or any other Member to be in violation of, or effect an assignment to a Person that is in violation of, applicable law.

The non-Transferring Member may require reasonable evidence as to the foregoing, including an opinion of counsel reasonably acceptable to the non-Transferring Member, provided, that no opinion of counsel shall be required for a Permitted Transfer. Any purported Transfer as to which the conditions set forth in clauses (i) through (vi) of this Section 7.1(f) are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any assignment or proposed assignment.

(g)    Notwithstanding any provision contained in this Agreement to the contrary, a Transfer by a Member shall be effective only if the Transferring Member simultaneously transfers or assigns the same proportion of its interest in the Company and its Subordinated Notes to the same Person.

Section 7.2    Withdrawal by Members. Except as otherwise specifically permitted in this Agreement, a Member may not resign or withdraw from the Company without Board Approval. The remaining Members may, in their sole discretion, cause the Company to distribute to the resigning or withdrawing Member the balance in its Capital Account on the date of such resignation or withdrawal. Upon the distribution to the resigning or withdrawing Member of the balance in such Member’s Capital Account, the resigning or withdrawing Member shall have no further rights with respect to the Company. Any Member resigning or withdrawing in contravention of this Section 7.2 shall indemnify, defend and hold harmless the Company and all other Members from and against any Losses suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal.

ARTICLE 8
TERM, DISSOLUTION AND LIQUIDATION OF COMPANY

Section 8.1    Term.

(b)    The Company shall remain in existence until wound up or dissolved in accordance with this Article 8. The initial term of the Company shall be from the date of this Agreement until the third anniversary of the date of this Agreement (the “Initial Term”). At least sixty (60) calendar days prior to the end of the Initial Term or any extension thereof, the Members may mutually agree in writing to extend the Initial Term for additional two additional one (1) year periods (in each case, an “Extension” and the Initial Term plus any Extension(s), the “Extended Term”).

(c)    After the Initial Term, or if extended pursuant to an Extension, after the Extended Term, the Company will cease to make new Investments or issue any Call Notices in respect of such Investments, except for (i) Investments required pursuant to the terms of any third-party debt, (ii) previously committed Investments or follow-on Investments in then-existing Portfolio Companies of the Company that are approved by both Members, and (iii) in connection with clauses (i) and (ii), issuing corresponding Call Notices.

Section 8.2    Dissolution. Unless otherwise agreed in writing by the Members, the Company shall be dissolved and its affairs wound up in accordance with the steps set forth in Section 8.3 upon the earliest occurrence of any of the following events (each, a “Dissolution Event”):

(a)    (i) the full resignation and withdrawal of a Member of the Company pursuant to Section 7.2, or (ii) a bankruptcy, insolvency, dissolution or liquidation of a Member, or (iii) the making of an assignment for the benefit of creditors by a Member, or (iv) a default under Section 3.3 by a Member which remains uncured or unwaived after the expiration of the cure period set forth in Section 3.3, in each case of clauses (ii) through (iv) above unless resolved otherwise by the other Members;

(b)    fraud, criminal acts, or willful breach of this Agreement by a Member or any of its officers, interested directors or employees;

(c)    the expiration of the term of the Company determined pursuant to Section 8.1;

(d)    distribution of all assets of the Company;

(e)    a determination by any regulatory agency to subject the HRZN Member’s participation in the Company to an accounting or reporting treatment or other consequence which the HRZN Member, in its sole discretion, determines to be materially adverse to it, a change in any accounting rule or guidance that would subject the HRZN Member’s participation in the Company to an accounting treatment or other consequence which the HRZN Member, in its sole discretion, determines to be materially adverse to it, or a change by any regulatory agency of any assent it may have granted which the HRZN Member, in its sole discretion, determines to be materially adverse to it, in each case at the election of the HRZN Member by providing written notice of such election to the other Member;

(f)    the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.3, as modified by said decree, shall govern the winding up of the Company’s affairs; or

Section 8.3    Wind-down.

(a)    Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article 8 and the Act. The liquidation shall be conducted and supervised by the Members (acting through the Board) in the same manner provided by Article 6 with respect to the operation of the Company during its term; provided, that in the case of a dissolution and winding up of the Company pursuant to Section 8.2(e) or Section 8.2(f), the Member that elects such dissolution and winding up (or in the case of a full withdrawal of a Member under Section 7.2, the non-withdrawing Member) may elect further, by written notice to the other Members, to exercise as liquidating agent all of the rights, powers and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company, to the same extent as the Board would have during the term of the Company. In the case of a dissolution and winding up of the Company, subject to and without limiting any provision of this Agreement, the Members shall use commercially reasonable efforts to complete, and to cause the Company to complete, the liquidation as set forth in this Section 8.3 within twelve (12) months from the date on which an event set forth in 2 becomes effective (which, if such liquidation has not been completed by such time, may be extended by Board Approval for up to an additional twelve (12) months).

(b)    From and after the date on which an event set forth in 2 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date and (ii) at the election of the Members (acting through the Board). Capital calls against the Capital Commitment of the Members shall cease from and after such effective date; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Fund Expenses and all other obligations of the Company. Subject to the foregoing, the Members shall continue to bear an allocable share of Fund Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c)    Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of a Member’s allocable share of Company assets distributed in-kind, after taking into account reasonable reserves deemed appropriate by the Board (or in the event of a dissolution and winding up of the Company pursuant to Section 8.2(e) or Section 8.2(f), by a Member that has elected to act as liquidating agent pursuant to Section 8.3(a)), to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Fund Expenses and all other obligations (including contingent obligations) of the Company. Unless waived by the Members (with Board Approval), the Company also shall withhold five percent (5%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) calendar days after the completion of the annual audit covering such fiscal period ended with or within such calendar year. A Member shall remain a member of the Company until all Investments are repaid or otherwise disposed of, the Member’s allocable share of all Fund Expenses and all other obligations (including contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d)    Upon dissolution of the Company, final allocations of all items of Profit and Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i)    To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board, in their reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii)    To creditors who are Members in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board, in their reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(iii)    To establish any reserves which the Board, in their reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and

(iv)    The balance, if any, to the Members in accordance with Section 5.1(b).

(e)    In the event that an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, each other Member may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.

(f)    Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be such, and either Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

ARTICLE 9
ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 9.1    Books and Accounts.

(a)    Complete and accurate books and accounts shall be kept and maintained for the Company at its principal office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Officers have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b)    All Company funds shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, as may be designated by Board Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Board Approval from time to time.

Section 9.2    Financial Reports; Tax Return.

(a)    The Company shall engage an independent certified public accountant selected and approved by Board Approval to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. The accountant for the Company shall initially be RSM US LLP. As soon as practicable, but no later than ninety (90) calendar days after the end of such fiscal year, the Company shall deliver, by any of the methods described in Section 10.5, to each Member and to each former Member who withdrew during such fiscal year:

(i)    audited financial statements of the Company as of the end of and for such fiscal year, including a balance sheet and statement of income, together with the report thereon of the Company’s independent certified public accountant, which annual financial statements shall be approved by Board Approval;

(ii)    a schedule of Investments of the Company, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and a statement of such Member’s Capital Account;

(iii)    to the extent that the requisite information is then available, an IRS Form 1065, Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account determined in accordance with Section 4.4 at the end of such fiscal year; and

(iv)    such other financial information and documents with respect to the Company or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it or to prepare its U.S. federal and state income tax returns.

(b)    The Members shall cause the Company to prepare and timely file after the end of each tax year of the Company all U.S. federal and state income tax returns of the Company for such tax year. As soon as practicable, but no later than one hundred and twenty (120) calendar days after the end of each tax year of the Company, the Company shall deliver, by any of the methods described in Section 10.5, to each Member and to each former Member who withdrew during such tax year, to the extent that the requisite information is then available, a IRS Form 1065, Schedule K-1 (and state equivalents) for such Member with respect to such tax year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such tax year and the amount of such Member’s Capital Account determined in accordance with Section 4.4 at the end of such tax year. For purposes of this Section 9.2, a Member’s distributive share of Company items of Profit or Loss shall mean an amount equal to such Member’s distributive share of the Company’s taxable income or loss for a tax year (or portion of such tax year), determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the corresponding adjustments required to be made to such Member’s Capital Account in accordance with the capital accounting maintenance rules of Section 704 of the Code and Treasury Regulations Sections 1.704-1 and 1.704-2, as appropriate.

(c)    If any Member (or any beneficial owner of such Member), solely as a result of such Member’s investment in the Company, is required to file a tax return or other document or pay a tax, the Company shall use commercially reasonable efforts (i) to notify such Member of such requirement (to the extent the Company is aware of such requirement) within a commercially reasonable period of time after becoming aware of such requirement, (ii) to furnish such Member with such information as may be reasonably necessary to enable such Member (and the beneficial owners of such Member) to make such filing or pay such tax in a timely manner, and (iii) to comply with its obligation to withhold on state sourced income for such state(s) in which the Company deems the Company to have a material state tax withholding obligation, and furnish to such Member the appropriate state form (e.g., withholding statement, state equivalent to IRS Form 1065, Schedule K-1) to enable such Member to meet its state filing obligations and obtain a credit for taxes withheld.

(d)    As soon as practicable, but in no event later than forty-five (45) calendar days after the end of each of the first three fiscal quarters of a fiscal year, the Company shall cause the Officers prepare and deliver, by any of the methods described in Section 10.5, to each Member (i) unaudited financial information (to include a statement of assets and liabilities, statement of operations and statement of cash flows) with respect to such Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of securities of the Company as to which such Member participates, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and (iii) such other financial information as the Officers deem appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it.

Section 9.3    Tax Elections.

(a)    The Company shall timely and properly make an election pursuant to Section 754 of the Code for its first taxable year and shall not revoke such election for any subsequent year without the prior written consent of each Member. The Company may, by Board Approval, but shall not be required to, make (i) any election pursuant to the provisions of Section 1045 of the Code, or (ii) any other election required or permitted to be made by the Company under the Code.

(b)    Each Member agrees to furnish to the Board such information as may be required for the Company to comply with any tax accounting, withholding or reporting obligations, including any obligation to make any mandatory basis adjustments to Company property pursuant to Section 754 of the Code

Section 9.4    Confidentiality.

(a)    Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, the other Member, the Officers or their respective Affiliates with respect to their respective businesses and activities. Each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that any Member may provide financial statements, tax returns and other information contained therein: (A) to such Member’s general partner, investment manager and investment adviser, accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein; (B) to bona fide potential transferees of such Member’s Entire Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company; (C) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (D) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (E) in order to enforce rights under this Agreement or in connection with any transaction contemplated hereby.

(b)    Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, the other Member or their respective Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, the other Member, the Officers or their respective Affiliates. Without limitation to the foregoing, no party shall engage in the purchase, sale or other trading of securities or derivatives thereof based upon confidential information.

(c)    Each party hereto (i) acknowledges that the information related to the Company may include material non-public information (“MNPI”), including that of the HRZN Member, and that applicable securities laws restrict the trading of securities by a person who has received MNPI, and (ii) represents that it has developed compliance procedures regarding the use of MNPI.

(d)    Each party hereto agrees that the issuance of any press release by the Company will require consent by both Members.

Section 9.5    Valuation.

(a)    Valuations shall be made as of the end of each fiscal quarter and upon liquidation of the Company (and at such other times as may be required from time to time, including pursuant to the terms of this Agreement) in accordance with the Company’s Valuation Policy then in effect.

(b)    All valuations shall be made in accordance with this Section 9.5 shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.

ARTICLE 10
MISCELLANEOUS PROVISIONS

Section 10.1    Governing Law; Jurisdiction; Jury Waiver.

(a)    This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery does not have jurisdiction, any state or federal court in Wilmington, Delaware.

(b)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.2    Other Documents. The Members agree to execute such instruments and documents as may be required by law or which a Member deems necessary or appropriate to carry out the intent of this Agreement.

Section 10.3    Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and the Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including, without limitation, bank holidays, and actions of governmental agencies, and excluding economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any such act or thing.

Section 10.4    Waivers.

(a)    No waiver of the provisions hereof shall be valid unless in writing and then only to the extent set forth in such writing. Any right or remedy of the Members hereunder may be waived by the Board, and any such waiver shall be binding on all Members, other than situations where such rights or remedies are non-waivable under applicable law. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and the waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any other occasion.

(b)    Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by the Board, and any such approval or consent shall be binding on all Members.

Section 10.5    Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, or overnight courier, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the addresses specified below, or to such other address as any Member may designate by written notice to the Company from time to time. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three (3) calendar days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail or overnight courier, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section 10.5 shall not prohibit the giving of written notice in any other manner; however, any such written notice shall be deemed given only when actually received.

If to the HRZN Member:

c/o Horizon Technology Finance Management LLC
312 Farmington Avenue
Farmington, CT 06032
Attention: Michael Balkin, Chief Executive Officer
Email:       mbalkin@horizontechfinance.com

with copies to (which shall not constitute notice):

c/o Horizon Technology Finance Management LLC

312 Farmington Avenue

Farmington, CT 06032

Attention: Legal Department

Email: legal@horizontechfinance.com

Dechert LLP

100 Oliver Street, 40th Floor

Boston, MA 02110

Attention: Thomas J. Friedmann

Email: thomas.friedmann@dechert.com

If to the CRFH Member:

CR Financial Holdings, Inc.
2340 Collins Avenue, Suite 402
Miami Beach, FL 33139
Attention: Gerald Mars, Chief Financial Officer
Email: gmars@roth.com

Section 10.6    Construction.

(a)    The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)    As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)    The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)    The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

(e)    The word “or” shall be disjunctive but not necessarily exclusive.

(f)    References in this Agreement to Articles, Sections and Schedules are intended to refer to Articles, Sections and Schedules of this Agreement unless otherwise specifically stated.

(g)    Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

(h)    Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

(i)    Wherever in this Agreement a Member or other Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member or Person is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary of the Company or any other Member or Person.

Section 10.7    Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each Member.

Section 10.8    Legal Counsel. Dechert LLP (“Dechert”) has been engaged as legal counsel for the Company, the HRZN Member, and certain of their respective Affiliates. Moreover, Dechert has previously represented or concurrently represents the interests of the Company, the HRZN Member, their respective Affiliates, or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Dechert’s representation of the Company, the HRZN Member and their respective Affiliates in the preparation of this Agreement; and (ii) acknowledges that Dechert has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement and the transactions contemplated hereby. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Dechert may be precluded from representing the Company, the HRZN Member (or any equity holder thereof) or certain of their respective Affiliates in connection with any such conflict or dispute. Nothing in this Section 10.8 shall preclude the Company from selecting different legal counsel to represent it at any time in the future and no Member shall be deemed by virtue of this Section 10.8 to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

Section 10.9    Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members.

Section 10.10    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 10.11    Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 10.12    Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.13    Entire Agreement. Except as provided in this Section 10.13, this Agreement and the Subscription Agreements constitute the entire agreement between the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof.

[Remainder of this page intentionally left blank. Signatures appear on next page.]

IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

HORIZON TECHNOLOGY FINANCE CORPORATION

By:	/s/ Michael P. Balkin
Name: Michael P. Balkin
Title: Chief Executive Officer

CR FINANCIAL HOLDINGS, INC.

By:	/s/ Gordon Roth
Name: Gordon Roth
Title: Secretary

[Signature Page to HRZN CRFH LLC A&R Limited Liability Company Agreement]

Schedule A

Initial Capitalization

Member	Capital Contribution (USD)	Proportionate Share	Voting Interest
Horizon Technology Finance Corporation	$87,500,000.00	87.50%	50.0%
CR Financial Holdings, Inc.	$12,500,000.00	12.50%	50.0%

Schedule B

Initial Member Designees

Michael P. Balkin, Chief Executive Officer of HRZN Member

Daniel R. Trolio, Chief Financial Officer of HRZN Member

Byron Roth, CEO and Chairman, CR Financial Holdings, Inc.
Gordon Roth, Secretary and Board Member, CR Financial Holdings, Inc.

Schedule C

Board Approval Matters

1.	Unanimous approval by the Directors shall be required for the Company or any Subsidiary to do any of the following:

(i)	making irrevocable Capital Commitments to the Company, whether funded in cash or left unfunded, including to support financing facilities or third-party debt;

(ii)	entering into any transaction with a Member or an Affiliate of a Member, other than those contemplated by this Agreement;

(iii)	entering into any credit facility or other agreement for the incurrence of debt, or materially modifying or waiving the terms or extend the maturity thereof;

(iv)	approving a Transfer of all or a portion of a Member’s interest in the Company other than as otherwise expressly permitted in this Agreement;

(v)	modifying or waiving any material provision of the Agreement;

(vi)	materially changing the business of the Company or any Subsidiary of the Company from its current business or entering into any line of business other than existing or related lines of business; and

(vii)	declaring distributions as set forth in Section 5.1 of this Agreement by the Company to the Members other than pursuant to the pre-agreed distribution policy.

2.

The Officers may, in the name and on behalf of the Company, do all things which they deem necessary, advisable or appropriate to carry out and implement matters approved by Board Approval and to administer the activities of the Company, including:

(i)

Executing and delivering all agreements, amendments and other documents and exercise and perform all rights and obligations with respect to any Person in which the Company holds an interest, including Subsidiaries and other investment and financing vehicles;

(ii)

Executing and delivering other agreements, amendments and other documents and exercise and perform all rights and obligations with respect to matters approved by Board Approval or which are necessary, advisable or appropriate for the administration of the Company, including with respect to any contracts evidencing indebtedness for borrowed funds; and

(iii)

Taking any and all other acts delegated to such Member or Member Designee by this Agreement or by Board Approval; provided that if such acts require Board Approval, such Board Approval has been obtained.

3.             For the avoidance of doubt, Board Approval, to the extent required, shall be deemed to have been given to the extent of any standing order approved by Board Approval covering the matter at issue.

Schedule D

Investment Committee Matters

1.	Unanimous approval by the members of the Investment Committee shall be required for the Company or any Subsidiary to do any of the following:

(i)

Taking any action or decision that results in the acquisition or disposition of an Investment, other than funding commitments or any other amount in respect of an Investment previously approved by the Board;

(ii)	Approving any follow-on investment, amendment, waiver, restructuring or similar modification with respect to any Investment;

(iii)	Approving any financing, leverage or other indebtedness incurred at the Investment level or otherwise in connection with any Investment;

(iv)	Approving any other investment-related matter delegated to the Investment Committee pursuant to this Agreement.

(v)

The Officers may, in the name and on behalf of the Company, execute and deliver agreements, amendments and other documents and take such other actions as they deem necessary, advisable or appropriate to implement matters approved by the Investment Committee; provided that such authority shall be limited to matters within the purview of the Investment Committee under this Agreement.

2.

The Officers may, in the name and on behalf of the Company, do all things which they deem necessary, advisable or appropriate to carry out and implement matters approved by Investment Committee and to administer the activities of the Company, including:

(i)

Executing and delivering all agreements, amendments and other documents and exercise and perform all rights and obligations with respect to any Person in which the Company holds an interest, including Subsidiaries and other investment and financing vehicles;

(ii)

Executing and delivering other agreements, amendments and other documents and exercise and perform all rights and obligations with respect to matters approved by the Investment Committee or which are necessary, advisable or appropriate for the administration of the Company, including with respect to any contracts evidencing indebtedness for borrowed funds.

Annex A

Form of Subscription Agreement

[Redacted]